EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-175907, 333-90275, 333-90277 and 333-72734), and Form S-3 (Nos. 333-189056 and 333-150382) of Plug Power Inc., of our report dated March 31, 2014, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K/A (Amendment No. 1) of Plug Power Inc.

/s/ KPMG LLP

Albany, New York

April 22, 2014